Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2010 SECOND QUARTER RESULTS

Second Quarter 2010 Highlights

•                  Sales of $305.1 million were 10% higher than last year (12% in constant currency) led by strong commercial aerospace sales (up 18% in constant currency).

•                  Net income of $23.1 million, $0.23 per diluted share, versus $16.8 million, $0.17 per diluted share last year ($0.18 adjusted for one-time items).

	Quarter Ended June 30,			Six Months Ended June 30,
(In millions, except per share data)	2010	2009	% Change	2010	2009	% Change

Net Sales	$305.1	$277.3	10.0%	$568.1	$584.6	(2.8)%
Net sales change in constant currency			12.0%			(3.2)%
Operating Income	40.5	29.7	36.4%	64.3	69.6	(7.6)%
Net Income	23.1	16.8	37.5%	38.9	40.2	(3.2)%
Diluted net income per common share	$0.23	$0.17		$0.39	$0.41

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$40.5	$31.4	29.0%	$67.8	$71.3	(4.9)%
As a % of sales	13.3%	11.3%		11.9%	12.2%
Adjusted Net Income (table D)	23.1	17.9	29.1%	37.6	41.3	(9.0)%
Adjusted diluted net income per share	$0.23	$0.18		$0.38	$0.42

STAMFORD, CT. July 26, 2010 — Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2010.  Net sales during the quarter were $305.1 million, 10.0% higher than the $277.3 million reported for the second quarter of 2009.  Operating income for the second quarter was $40.5 million, compared to $29.7 million for the same quarter last year.  The 2009 results include $1.7 million of additional environmental reserves related to previously sold facilities.  Net income for the second quarter of 2010 was $23.1 million, or $0.23 per diluted share, compared to $16.8 million or $0.17 per diluted share in 2009.  Excluding the after tax impact of the 2009 environmental charges, adjusted net income for the second quarter of 2009 was $0.18 per share (see Table D).

Chief Executive Officer Comments

Mr. Berges commented, “We are pleased with the recent sales trends, which are in line with our June 2nd revised outlook.  Commercial aerospace sales were up 18% in constant currency over the prior year but still well below the peak second quarter of 2008, with particular strength from new aircraft programs.  Space & Defense sales continue steady and strong, as they were up nearly 8% in constant currency as rotorcraft sales offset the F22 decline.  Wind energy sales recovered after a significant customer-led inventory correction during the first quarter; up over $20 million compared to the first quarter and just higher than the run rate of the last three quarters of 2009.”

Mr. Berges continued, “This was our second straight quarter with 25% gross margin reflecting favorable product mix on top of the efficiency improvement and cost reduction efforts initiated in 2009.  We expect much of this momentum to continue, though our second half gross margins have historically been about two points below the first half for seasonal reasons.  We are focused on achieving greater returns on invested capital. ”

As for the future, Mr. Berges said, “As we summarized in our June outlook release, we expect continued double digit sales growth through the rest of this year. Each of our key new large commercial aircraft programs grew both sequentially and year-over-year this quarter. This secular penetration of composites, layered on top of recent announcements of increased aircraft build rates and our success in the growing rotorcraft business give us confidence that this pace of growth could continue for the foreseeable future.”

Markets

Commercial Aerospace

•                  Commercial aerospace sales of $161.0 million increased 16.8% (18.1% in constant currency) for the quarter as compared to the second quarter 2009.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) doubled versus the same period last year and represented more than 20% of commercial aerospace sales.

•                  Sales to “other commercial aerospace,” which include regional and business aircraft customers, were just above the second quarter of last year and the first quarter of 2010.

Space & Defense

•                  Space & Defense sales of $79.4 million increased by 6.3% (7.6% in constant currency) compared to the second quarter of 2009.  We continue to benefit from participating in a wide range of programs which help offset the impact of the wind-down of the F22 program.

Industrial

•                  Total Industrial sales of $64.7 million for the second quarter of 2010 were flat (3.9% higher in constant currency) compared to last year and up 68% sequentially due to the first quarter wind energy inventory correction.  All other industrial sub-markets were up both sequentially and year-over-year with the exception of sales to the American Centrifuge Project which was put on hold in August of 2009.  While we are still optimistic about the longer term prospects for prepreg sales for wind turbines, we remain cautious about the timing of the return to significant growth.

Operations

•                  Gross margin was 25.7% of net sales for the quarter as compared to 22.8% in the same period last year.  The improved gross margin percentage over last year reflects the higher volume, factory productivity and cost reduction initiatives and favorable product mix.   These more than offset the step-up in depreciation expense included in cost of sales of $1.5 million versus last year.  Exchange rates resulted in only about a 50 basis points improvement in gross margin compared to last year.

•                  Selling, general and administrative expenses in the quarter were $29.6 million versus $25.3 million last year primarily reflecting higher incentive and stock based compensation expense from our improved outlook versus 2009.  Research and technology expenses of $8.3 million for the quarter were $1.9 million higher than last year, due to higher development and qualification costs for new commercial aerospace programs.

Tax

•                        The tax provision was $10.6 million for the second quarter of 2010, for an effective tax rate of 31.7%.  Excluding the $3.5 million benefit in the first quarter for New Clean Energy Manufacturing Tax Credits, the year to date effective tax rate is 30.8%, which is in the range of our expected annual rate.

Cash and other

•                  Free cash flow for the first six months was nearly $12 million as compared to $22 million for the first six months of 2009.  Total debt, net of cash as of June 30, 2010 was $279.8 million, a year to date decrease of $2.4 million.

•                  As previously announced, we refinanced our senior secured credit facilities on July 9, 2010.  The new $250 million facility consists of a $150 million revolving loan and a $100 million term loan that will mature in five years, replacing the Company’s previous senior secured credit facility.  The new initial interest rate is 125 basis points lower than the prior facility, and more importantly removes the 2.5% LIBOR floor of the prior facility. We expect that interest costs will decrease in the first twelve months by more than $5 million at current borrowing levels and forecasted LIBOR rates, with the payback of the refinancing costs estimated to be about nine months.  As a result of the refinancing, Hexcel will take a pretax charge of $6.8 million (estimated after tax of $0.04 per diluted share) in the third quarter of 2010 for the accelerated amortization of deferred financing costs of the replaced facility.

•                        On July 9, 2010, the date of the refinancing, we had no amounts outstanding on our new $150 million revolver facility.  After considering the $3.3 million of outstanding letters of credit, we had $146.7 million of available borrowings under the new revolver facility.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 27, 2010 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 457-2603 and the confirmation code is 8400206.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; and the impact of the above factors on our expectations of 2010 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2010	2009	2010	2009
Net sales	$305.1	$277.3	$568.1	$584.6
Cost of sales	226.7	214.2	423.6	444.5

Gross margin	78.4	63.1	144.5	140.1
% Gross Margin	25.7%	22.8%	25.4%	24.0%

Selling, general and administrative expenses	29.6	25.3	61.0	54.6
Research and technology expenses	8.3	6.4	15.7	14.2
Other operating expense (a)	—	1.7	3.5	1.7

Operating income	40.5	29.7	64.3	69.6

Interest expense, net (b)	7.1	7.5	13.7	12.9

Income before income taxes and equity in earnings from affiliated companies	33.4	22.2	50.6	56.7
Provision for income taxes (c)	10.6	5.7	12.1	16.9

Income before equity in earnings from affiliated companies	22.8	16.5	38.5	39.8
Equity in earnings from affiliated companies	0.3	0.3	0.4	0.4

Net income	$23.1	$16.8	$38.9	$40.2

Basic net income per common share:	$0.24	0.17	$0.40	0.42

Diluted net income per common share:	$0.23	0.17	$0.39	0.41

Weighted-average common shares:

Basic	97.5	96.9	97.4	96.8
Diluted	99.7	97.8	99.6	97.8

a)              Other operating expense for the six months ended June 30, 2010 reflects an increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  Second quarter of 2009 included $1.7 million of additional environmental reserves related to this and another previously sold facility.

b)             Includes $1.7 million of expense in the second quarter of 2009 related to the accelerated amortization of deferred financing costs as a result of repayment of the old senior secured credit facility.

c)              Provision for income taxes for the quarter ended March 31, 2010 includes $3.5 million of New Clean Energy Manufacturing Tax Credits awarded in January 2010 for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	June 30, 2010	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$84.0	$65.7	$110.1
Accounts receivable, net	195.1	168.6	158.4
Inventories, net	175.4	167.0	157.2
Prepaid expenses and other current assets	34.2	36.0	35.4
Total current assets	488.7	437.3	461.1

Property, plant and equipment	1,011.1	1,028.3	1,045.1
Less accumulated depreciation	(442.6)	(441.7)	(443.0)
Net property, plant and equipment	568.5	586.6	602.1

Goodwill and other intangible assets, net	55.7	56.1	56.7
Investments in affiliated companies	19.1	17.8	17.7
Deferred tax assets	78.6	86.1	85.6
Other assets	23.6	22.2	23.4
Total assets	$1,234.2	$1,206.1	$1,246.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$7.0	$4.4	$33.5
Accounts payable	87.7	78.6	74.3
Accrued liabilities	99.4	81.6	93.9
Total current liabilities	194.1	164.6	201.7

Long-term notes payable and capital lease obligations	356.8	358.6	358.8
Other non-current liabilities	100.7	106.0	110.5
Total liabilities	651.6	629.2	671.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 99.4 shares issued at June 30, 2010, 99.2 shares issued at March 31, 2010 and 98.6 shares issued at December 31, 2009	1.0	1.0	1.0
Additional paid-in capital	546.4	542.3	535.3
Retained earnings	109.9	86.8	71.0
Accumulated other comprehensive (loss)	(47.2)	(25.8)	(7.0)
	610.1	604.3	600.3
Less — Treasury stock, at cost, 2.2 shares at June 30, 2010 and March 31, 2010 and 2.0 shares at December 31, 2009	(27.5)	(27.4)	(24.7)
Total stockholders’ equity	582.6	576.9	575.6
Total liabilities and stockholders’ equity	$1,234.2	$1,206.1	$1,246.6

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended June 30,
(In millions)	2010	2009

Cash flows from operating activities
Net income	$38.9	$40.2

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	25.6	22.5
Amortization of debt discount and deferred financing costs	2.4	2.8
Deferred income taxes	4.2	12.1
Business consolidation and restructuring payments	(0.4)	(1.3)
Equity in earnings from affiliated companies	(0.4)	(0.4)
Share-based compensation	8.3	5.5
Excess tax benefits on share-based compensation	(0.7)	0.4

Changes in assets and liabilities:
(Increase) decrease in accounts receivable	(52.3)	14.8
(Increase) decrease in inventories	(28.9)	22.6
Decrease (increase) in prepaid expenses and other current assets	0.4	(3.5)
Increase (decrease) in accounts payable/accrued liabilities	36.9	(32.5)
Other — net	(2.3)	3.0
Net cash provided by operating activities (a) (1)	31.7	86.2

Cash flows from investing activities
Capital expenditures and deposits for capital purchases (b)	(20.1)	(64.2)
Net cash used for investing activities (1)	(20.1)	(64.2)

Cash flows from financing activities
Borrowings from foreign credit line	1.7	3.9
Borrowings from senior secured credit facility — new term B loan	—	171.5
Repayments of senior secured credit facility — term B loan	(30.0)	(167.0)
Issuance costs related to new Senior Secured Credit Facility	—	(10.3)
Capital lease obligations and other debt, net	(0.2)	0.6
Activity under stock plans	0.6	(0.6)
Net cash used for financing activities	(27.9)	(1.9)

Effect of exchange rate changes on cash and cash equivalents	(9.8)	1.6
Net (decrease) increase in cash and cash equivalents	(26.1)	21.7
Cash and cash equivalents at beginning of period	110.1	50.9
Cash and cash equivalents at end of period	$84.0	$72.6

Supplemental Data:
Free cash flow (a)+(b)	$11.6	$22.0
Accrual basis additions to property, plant and equipment	$13.7	$47.9

(1)          2009 cash provided by operating activities increased by $16.3 million from the amount previously reported in 2009,and cash used for investing activities increased by the same amount.

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended June 30, 2010 and 2009	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions) Market Segment	2010	2009	B/(W) %	FX Effect (b)	2009	B/(W) %
Commercial Aerospace	$161.0	$137.8	16.8	$(1.5)	$136.3	18.1
Space & Defense	79.4	74.7	6.3	(0.9)	73.8	7.6
Industrial	64.7	64.8	(0.2)	(2.5)	62.3	3.9
Consolidated Total	$305.1	$277.3	10.0	$(4.9)	$272.4	12.0

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	52.8	49.7	50.0
Space & Defense	26.0	26.9	27.1
Industrial	21.2	23.4	22.9
Consolidated Total	100.0	100.0	100.0

Six Months Ended June 30, 2010 and 2009	Table A

	(Unaudited)
	As Reported			Constant Currency (a)
(In millions) Market Segment	2010	2009	B/(W) %	FX Effect (b)	2009	B/(W) %
Commercial Aerospace	$313.0	$291.6	7.3	$1.6	$293.2	6.7
Space & Defense	151.9	152.0	(0.1)	0.1	152.1	(0.1)
Industrial	103.2	141.0	(26.8)	0.7	141.7	(27.1)
Consolidated Total	$568.1	$584.6	(2.8)	$2.4	$587.0	(3.2)

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	55.1	49.9	50.0
Space & Defense	26.7	26.0	25.9
Industrial	18.2	24.1	24.1
Consolidated Total	100.0	100.0	100.0

(a)          To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2009 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2010 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information	Table B

	(Unaudited)
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
Second Quarter 2010
Net sales to external customers	$238.9	$66.2	$—	$305.1
Intersegment sales	11.5	0.3	(11.8)	—
Total sales	250.4	66.5	(11.8)	305.1

Operating income (loss)	42.8	10.7	(13.0)	40.5
% Operating margin	17.1%	16.1%		13.3%
Adjusted % operating margin (see Table C)	17.1%	16.1%		13.3%
Depreciation and amortization	12.7	0.9	—	13.6
Stock-based compensation expense	1.1	0.2	1.3	2.6
Accrual based additions to capital expenditures	6.2	0.5	0.1	6.8

Second Quarter 2009
Net sales to external customers	$213.8	$63.5	$—	$277.3
Intersegment sales	6.4	—	(6.4)	—
Total sales	220.2	63.5	(6.4)	277.3

Operating income (loss)	30.3	9.9	(10.5)	29.7
% Operating margin	13.8%	15.6%		10.7%
Adjusted % operating margin (see Table C)	14.2%	15.6%		11.3%
Depreciation and amortization	10.5	1.0	0.1	11.6
Stock-based compensation expense	0.5	0.1	0.2	0.8
Accrual based additions to capital expenditures	19.6	—	0.2	19.8

First Six Months 2010
Net sales to external customers	$439.3	$128.8	$—	$568.1
Intersegment sales	20.4	0.3	(20.7)	—
Total sales	459.7	129.1	(20.7)	568.1

Operating income (loss)	73.3	22.1	(31.1)	64.3
% Operating margin	15.9%	17.1%		11.3%
Adjusted % operating margin (see Table C)	16.7%	17.1%		11.9%

Depreciation and amortization	23.6	1.9	0.1	25.6
Stock-based compensation expense	2.7	0.5	5.1	8.3
Accrual based capital expenditures	13.0	0.6	0.1	13.7

First Six Months 2009
Net sales to external customers	$458.2	$126.4	$—	$584.6
Intersegment sales	15.5	—	(15.5)	—
Total sales	473.7	126.4	(15.5)	584.6

Operating income (loss)	75.3	18.7	(24.4)	69.6
% Operating margin	15.9%	14.8%		11.9%
Adjusted % operating margin (see Table C)	16.7%	14.8%		12.2%

Depreciation and amortization	20.3	2.0	0.2	22.5
Stock-based compensation expense	1.8	0.4	3.3	5.5
Accrual based capital expenditures	47.0	0.2	0.7	47.9

(a)           We do not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2010	2009	2010	2009
GAAP operating income	$40.5	$29.7	$64.3	$69.6
- Other operating expense (a)	—	1.7	3.5	1.7
Non-GAAP Operating Income	$40.5	$31.4	$67.8	$71.3
% of Net Sales	13.3%	11.3%	11.9%	12.2%
- Stock Compensation Expense	2.6	0.8	8.3	5.5
- Depreciation and amortization	13.6	11.6	25.6	22.5
Non-GAAP EBITDA	$56.7	$43.8	$101.7	$99.3

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented.  In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income	Table D

	Unaudited
	Quarter Ended June 30,
	2010		2009
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$23.1	$0.23	$16.8	$0.17
- Environmental Expense (net of tax) (a)	—	—	1.1	0.01
Non-GAAP net income	$23.1	$0.23	$17.9	$0.18

	Unaudited
	Six Months Ended June 30,
	2010		2009
	As Reported	EPS	As Reported	EPS
GAAP net income	$38.9	$0.39	$40.2	$0.41
- Environmental Expense (net of tax) (a)	2.2	0.02	1.1	0.01
- Tax credits for capital investments in wind energy facility (b)	(3.5)	(0.04)	—	—
Non-GAAP net income	$37.6	$0.38	$41.3	$0.42

(a)          Other operating expense is the increase in environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         New Clean Energy Manufacturing Tax Credits awarded this quarter for qualifying capital investments made in our U.S. wind energy facility in 2009.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table E

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2010	2009	2010	2009
Basic net income per common share:
Net income	$23.1	16.8	$38.9	$40.2
Weighted average common shares outstanding	97.5	96.9	97.4	96.8
Basic net income per common share	$0.24	0.17	$0.40	$0.42

Diluted net income per common share:
Net income	$23.1	16.8	$38.9	$40.2
Weighted average common shares outstanding — Basic	97.5	96.9	97.4	96.8
Plus incremental shares from assumed conversions:
Restricted stock units	0.9	0.3	1.0	0.5
Stock Options	1.3	0.6	1.2	0.5
Weighted average common shares outstanding—Dilutive	99.7	97.8	99.6	97.8
Diluted net income per common share	$0.23	0.17	$0.39	$0.41

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2010	2010	2009
Notes payable and current maturities of capital lease obligations	$7.0	$4.4	$33.5
Long-term notes payable and capital lease obligations	356.8	358.6	358.8
Total Debt	363.8	363.0	392.3
Less: Cash and cash equivalents	(84.0)	(65.7)	(110.1)
Total debt, net of cash	$279.8	$297.3	$282.2